Exhibit 10.5.5

PENN VIRGINIA CORPORATION
2013 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of ________ __, 20__ (the “Date of Grant”), is delivered by Penn Virginia Corporation (the “Company”) to ______________________ (the “Participant”).
RECITALS
The 2013 Amended and Restated Long-Term Incentive Plan (the “Plan”) provides for the award of Restricted Stock Units (as defined in the Plan) in accordance with the terms and conditions of the Plan. The Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) has decided to award Restricted Stock Units to the Participant as an inducement for the Participant to promote the best interests of the Company and its shareholders. All terms capitalized but not defined herein shall have the meanings assigned to them in the Plan. Copies of the Plan and the Plan prospectus are being provided to the Participant with this Agreement.
NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
1.Award of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Participant ____ Restricted Stock Units.
2.Stock Unit Account. Restricted Stock Units represent hypothetical Shares and not actual Shares. The Company shall establish and maintain a Stock Unit Account, as a bookkeeping account on its records, for the Participant and shall record in such Stock Unit Account (i) the number of Restricted Stock Units granted to the Participant and (ii) either (A)the number of Shares payable to the Participant on account of Restricted Stock Units that have vested or (B) subject to Section 5(a)(ii) below, the amount of cash payable to the Participant on account of Restricted Stock Units that have vested. In the event that the Company declares a dividend with respect to its Shares, the Restricted Stock Units shall not be entitled to receive dividend equivalent rights nor receive any credit within the Stock Unit Account for such dividends paid upon the underlying Shares. No Shares shall be issued to the Participant at the time the grant is made, and the Participant shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Restricted Stock Units recorded in the Stock Unit Account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit Account established for the Participant.
3.Vesting and Non-transferability.
(a)Except as provided in subsections 3(b) and (c) below, the Restricted Stock Units shall be subject to forfeiture until the Restricted Stock Units vest. Except as provided in subsections 3(b) and (c) below, the Restricted Stock Units shall vest according to the following schedule, if the Participant continues to be employed by the Company from the Date of Grant until the applicable vesting date:

Vesting Date	Vested Restricted Stock Units
[First anniversary of Date of Grant]	[1/3 of Restricted Stock Units]
[Second anniversary of Date of Grant]	[1/3 of Restricted Stock Units]
[Third anniversary of Date of Grant]	[1/3 of Restricted Stock Units]
The vesting of the Restricted Stock Units shall be cumulative, but shall not exceed 100% of the Restricted Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Restricted Stock Units that vests shall be rounded down to the nearest whole Stock Unit.
(b)Notwithstanding any provision to the contrary herein or in the Plan, in the event that the Participant’s employment is terminated on account of the Participant’s death or Disability, the Restricted Stock Units shall become fully vested and nonforfeitable on the date of the Participant’s death or Disability.
(c)Notwithstanding any provision to the contrary herein or in the Plan, in the event of a Change of Control, the outstanding Restricted Stock Units shall become fully vested and nonforfeitable upon the date of the Change of Control.
(d)Notwithstanding Section 10(d) of the Plan or anything to the contrary in any other agreement, the Restricted Stock Units shall not vest and become nonforfeitable if the Participant Retires or is at the Date of Grant or becomes Retirement Eligible.

4.Termination of Restricted Stock Units. If the Participant’s employment with the Company terminates for any reason other than as described in subsection 3(b) above before the Restricted Stock Units vest, any unvested Restricted Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment. No payment shall be made with respect to any unvested Restricted Stock Units that terminate as described in this Section 4.
5.Timing and Manner of Payment of Restricted Stock Units.
(a)When the Restricted Stock Units vest in accordance with Section 3 above, the Participant (or the Participant’s beneficiary or estate, in the event of the Participant’s death) shall receive (i) that number of Shares equal to the number of Restricted Stock Units that vested on such date in accordance with Section 3 above or (ii) at the Participant’s request and upon the approval of the Committee, a lump sum cash payment equal to the product of (x) the Value of a Share on the date on which the Restricted Stock Units vest in accordance with Section 3 above times (y) the number of Restricted Stock Units vesting on such date subject, in either case, to withholding as described below. Except as provided in subsection 5(b) below, payment shall be made within thirty (30) days after the date on which such Restricted Stock Units vest in accordance with Section 3 above.
(b)Notwithstanding any provision to the contrary herein or in the Plan, if on the date of the Participant’s termination of employment, the Participant is a “specified employee” (within the meaning of the Nonqualified Deferred Compensation Rules) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all payments payable to the Participant under this Agreement that are deemed as deferred compensation subject to the requirements of the Nonqualified Deferred Compensation Rules shall be postponed for a period of six (6) months following the Participant’s “separation from service” with the Company (or any successor thereto) (the “postponed amounts”). The postponed amounts shall be credited with interest as described in Section 6 below and paid to the Participant in a lump sum within thirty (30) days after the date that is six (6) months following the Participant’s “separation from service” with the Company (or any successor thereto). If the Participant dies during the postponement period, the postponed amounts shall be paid to the personal representative of the Participant’s estate within sixty (60) days after the Participant’s death.
6.Earnings. If vested Restricted Stock Units are not paid within 30 days after the date such Restricted Stock Units vest, the Company shall credit the cash value, if any, recorded in the Participant’s Stock Unit Account with earnings through the date the Restricted Stock Units are paid as if such cash balance of the Participant’s Stock Unit Account had been invested at a rate equal to the prime rate published in the Wall Street Journal on the applicable vesting date of the Restricted Stock Unit.
7.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company, (d) compliance with the Nonqualified Deferred Compensation Rules and (e) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to questions arising hereunder.
8.No Employment or Other Rights. This grant shall not confer upon the Participant any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.
9.Withholding Tax. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the Restricted Stock Units.
10.No Shareholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a shareholder with respect to Shares.
11.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Participant, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

12.Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflicts of laws provisions thereof.
13.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of General Counsel at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087 and any notice to the Participant shall be addressed to such Participant at the current address known by the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
14.Amendment. This Agreement may be amended by the Board or by the Committee at any time if the Board or the Committee, as applicable, determines that the amendment is necessary or advisable in light of any addition to or change in any federal, state, tax or securities law or other regulation which occurs after the Date of Grant of the award, or in any other circumstances, with the consent of the Participant.
15.Nonqualified Deferred Compensation Rules. To the greatest extent possible, the amounts payable pursuant to the terms of this Agreement are intended to be and will be treated as exempt from Section 409A of the Code and shall be interpreted to avoid any penalty sanctions under the Nonqualified Deferred Compensation Rules. If any payment cannot be provided or made at the time specified herein without incurring sanctions under the Nonqualified Deferred Compensation Rules, then such payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under the Nonqualified Deferred Compensation Rules. For purposes of the Nonqualified Deferred Compensation Rules, each payment made under this Agreement shall be treated as a separate payment, and if a payment is not made by the designated payment date under the Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event shall the Participant, directly or indirectly, designate the calendar year of payment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Participant has placed his or her signature hereon, effective as of the Date of Grant.
Penn Virginia Corporation

By:
Name:
Title:

I hereby accept the grant of Restricted Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that I have received delivery of the Plan prospectus and that all of the decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Participant